EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan of our reports dated February 28, 2018 with respect to the consolidated financial statements of Theravance Biopharma, Inc. and the effectiveness of internal control over financial reporting included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
February 28, 2018